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                      DEAN WITTER PACIFIC GROWTH FUND INC.

                              ARTICLES OF AMENDMENT

          Dean Witter Pacific Growth Fund Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST:  The charter of the Corporation is hereby amended as follows:

               (a): Article V, Sections (4) and (5) of the Charter are renumbered as Sections (5) and (6) and a new Section (4) is hereby inserted to read as follows:

               REDEMPTION BY CORPORATION. The Board of Directors may cause the Corporation to redeem at net asset value the shares of any class from a holder (i) if such redemption is, in the opinion of the Board of Directors of the Corporation, desirable in order to prevent the Corporation from being deemed a "personal holding company" within the meaning of the Internal Revenue Code of 1986, as amended, or (ii) if such holder has had, for a period of more than six months, shares of that class or series having an aggregate net asset value (determined in accordance with subsection (3)) of $100.00 or such lesser amount as may be fixed by the Directors, provided that in the case of a redemption pursuant to clause (ii) hereof at least sixty (60) days prior written notice of the proposed redemption has been given to such holder by postage paid mail to his last known address. Upon redemption of shares pursuant to this subsection, the Corporation shall promptly cause payment of the full redemption price to be made to the holder of shares so redeemed.

          SECOND: The amendment does not increase the authorized stock of the Corporation.

          THIRD: The foregoing amendment to the Charter of the Corporation has been advised by the Board of Directors and approved by the sole stockholder of the Corporation.



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     IN WITNESS WHEREOF, Dean Witter Pacific Growth Fund Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on November 29, 1990.


WITNESS                                 DEAN WITTER PACIFIC GROWTH FUND INC.

/s/ Sheldon Curtis                 By: /s/ Charles A. Fiumefreddo
------------------------------        --------------------------------------
Sheldon Curtis                          Charles A. Fiumefreddo
Secretary                               President


     THE UNDERSIGNED, President of Dean Witter Pacific Growth Fund Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made apart, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                       /s/ Charles A. Fiumefreddo
                                      --------------------------------------
                                        Charles A. Fiumefreddo
                                        President